Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Ashot Ashkelon Industries Ltd.
We consent to the incorporation by reference in the registration statement on Form F-3 of Elbit Systems Ltd. of our report dated March 12, 2019, with respect to the consolidated balance sheet of Ashot Ashkelon Industries Ltd. as of December 31, 2018, and the related consolidated statements of income, shareholders’ equity and cash flows for the month ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), not included herein, which report appears in the December 31, 2018 annual report on Form 20-F of Elbit Systems Ltd.
We also consent to the reference to our firm under the heading "Experts" in such registration statement.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International

Tel Aviv, Israel
April 8, 2019